Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Imaging

Howard Aihara

Interim Chief Financial Officer

(714) 688-7100

ALLIANCE IMAGING REPORTS RESULTS

FOR THE THIRD QUARTER

AND FIRST NINE MONTHS ENDED SEPTEMBER 30, 2005

ANAHEIM, CA—November 2, 2005–Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, announced results for the third quarter and first nine months ended September 30, 2005.

Revenue was $106.2 million for the third quarter of 2005, in line with the Company’s preannounced third quarter revenue range of approximately $106 million.  The third quarter 2005 revenue of $106.2 million represents a decrease of $3.6 million, or 3.2%, compared to $109.8 million reported in the third quarter of 2004.  For the first nine months of 2005, revenue was $320.6 million compared to $324.9 million in the same period of 2004, a decrease of 1.3%.

Alliance’s Adjusted EBITDA (earnings before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense and non-cash stock-based compensation), was $39.6 million in the third quarter of 2005, in line with the Company’s preannounced third quarter Adjusted EBITDA range of approximately $39.0 million to $39.5 million.  The third quarter 2005 Adjusted EBITDA of $39.6 million represents a decrease of $4.6 million, or 10.4%, compared to $44.2 million reported in the third quarter of 2004.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net income, see the table entitled “Adjusted EBITDA” included in the tables following this release.

Third quarter 2005 results were negatively impacted primarily by softer than anticipated MRI scan volumes, as well as the effect of Hurricanes Katrina and Rita, and rising fuel and transportation costs.  The Company estimated that the hurricanes had the impact of reducing revenue by approximately $0.5 million in the third quarter and is expected to impact full year 2005 results by approximately $1.4 million.  Alliance’s business was also impacted by increasing diesel fuel costs and mileage reimbursement rates in the third quarter.  These increases, which affect the cost of moving mobile systems to client locations and transportation costs of Alliance’s technologists, reduced Adjusted EBITDA by approximately $0.4 million in the third quarter and are expected to reduce full year Adjusted EBITDA by approximately $1.2 million.  Adjusted EBITDA also declined by approximately $0.7 million due to the Company recording a $0.6 million provision for doubtful accounts in the third quarter of 2005 compared to a credit of $0.1 million in the corresponding period of 2004, due to the collection of higher than normal aged accounts receivable in the third quarter of 2004.  The provision for doubtful accounts was 0.5% of revenue in the third quarter of 2005, in line with Alliance’s historical experience.

For the first nine months of 2005, Adjusted EBITDA totaled $122.5 million compared to $128.4 million in the first nine months of 2004, a decrease of $5.9 million, or 4.6%.  Of this decrease, $1.7 million was due to the Company recording $2.0 million in the provision for doubtful accounts in the first nine months of 2005, or 0.6% of revenue, compared to $0.3 million, or 0.1% of revenue, in the first nine months of 2004 due to the collection of higher than normal amounts of aged accounts receivable in the first nine months of 2004.

Earnings per share on a diluted basis, in accordance with generally accepted accounting principles, was $0.10 per share for the third quarter of 2005, compared to $0.14 per share in the comparable period of 2004.   Earnings per share on a diluted basis were $0.34 and $0.48 per share for the first nine months of 2005 and 2004, respectively.  In the first nine months of 2004, the Company increased net income by recording the reversal of income tax reserves totaling $5.1 million, or approximately $0.11 per diluted share, primarily related to the favorable outcome of examinations of the Company’s 1998 and 1999 federal income tax returns and a favorable outcome of the treatment of an income item in a federal income tax return of one of the Company’s subsidiaries. Severance and related costs and employment agreement costs reduced diluted earnings per share by approximately $0.01 in the third quarter of 2004 and $0.03 per share in the first nine months of 2004.

Cash flow provided by operating activities was $42.3 million in the third quarter of 2005 compared to $46.1 million in the corresponding quarter of 2004, and was $93.0 million and $107.1 million for the first nine months of 2005 and 2004, respectively.  Alliance made $27.4 million of payments, net of proceeds from borrowings and capital lease obligations assumed for the purchase of equipment, on its long-term debt in the first nine months of 2005.  The Company’s cash and cash equivalents balance increased by $12.6 million to $33.3 million at September 30, 2005 from $20.7 million at December 31, 2004.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer, stated, “Alliance’s third quarter results were impacted by several factors.   Scan volumes were softer than expected, largely due to weak hospital volumes as reported by several investor-owned hospital companies, continued utilization pressures from insurers, and continued patient-related cost-sharing programs.  Alliance’s business was also impacted by overcapacity of imaging equipment in the marketplace, especially related to medical groups adding imaging capacity within their practice setting.  The disruption of operations caused by Hurricanes Katrina and Rita and rising fuel and transportation costs also adversely impacted our business in the third quarter.”

As previously announced, effective September 1, 2005, Alliance purchased certain assets associated with six established multi-modality fixed-sites and three recently established fixed-sites for an aggregate purchase price of $7.7 million in cash, which was financed through internally generated funds of the company.  This acquisition is expected to generate approximately $6 million in annualized revenue for Alliance.  The Company’s third quarter 2005 results include one month of operations from this acquisition.

PET Scans of America Corp. Acquisition – Fourth Quarter 2005

Alliance also previously announced that effective October 1, 2005, the Company acquired 100% of the outstanding stock of PET Scans of America Corp. (“PSA”), a mobile provider of PET and PET/CT services primarily to hospitals in 13 states.  Alliance acquired or leased 12 PET and PET/CT systems in connection with this acquisition.

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The purchase price consisted of $36.6 million in cash and $4.0 million of assumed liabilities and transaction costs, which was financed through a combination of the Company’s revolving line of credit, internally generated funds, and capital leases.  The previously disclosed purchase price of approximately $44 million was revised due to the receipt of a refund from a lessor due to the Company’s decision not to purchase certain assets that were under operating lease obligations.  Annualized revenue from the PSA acquisition is expected to contribute approximately $20 million.

Relating to these acquisitions, Mr. Viviano commented, “Alliance’s efforts continue to be focused on operating our core mobile MRI business.  Our recently completed acquisition of PSA will further expand our PET and PET/CT business.  We continue to grow our fixed-site business, accelerating our expansion by acquiring nine fixed-site centers with operations in certificate-of-need states.  Both of these acquisitions complement the Company’s strategy and are accretive.”

2005 Guidance

Primarily as a result of greater-than-historical softness in MRI scan volumes during the third quarter, as well as the continuing effects of the recent hurricanes, and rising fuel and transportation costs, the Company revised its guidance for full year 2005 in October 2005.  Revenue is now expected to range from $424.5 million to $428.5 million.  Adjusted EBITDA is expected to range from $156.5 million to $161.0 million; and earnings per share to range from $0.34 to $0.40 per share.  Capital expenditures are now expected to range between $70 million and $75 million.  The Company now expects to open approximately 10 to 12 new fixed-sites during 2005.  Two fixed-site openings, which were scheduled for the fourth quarter 2005, have been delayed into the first half of 2006 due to the effects of Hurricanes Katrina and Rita.  This revised 2005 full year guidance includes revenue and Adjusted EBITDA from the fixed-site center and PSA acquisitions noted above.

Third Quarter 2005 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing third quarter 2005 results.  The conference call is scheduled for Thursday, November 3, 2005 at 1:00 p.m. Eastern Time.  The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.allianceimaging.com.  Click on Audio Presentations in the Investor Relations section of the website to access the link. The conference call can also be accessed at (888) 874-9713 (United States) or (973) 582-2706 (International).  Interested parties should call at least five minutes prior to the conference call to register.  A replay of the call can be accessed until February 3, 2006 by visiting the Company’s website or by calling (877) 519-4471 (United States) or (973) 341-3080 (International).  The conference call identification number is 6630894.

About Alliance Imaging

Alliance Imaging is a leading national provider of shared-service and fixed-site diagnostic imaging services, based upon annual revenue and number of systems deployed.  Alliance provides imaging services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers.  The Company had 497 diagnostic imaging systems, including 350 MRI systems and 58 PET or PET/CT systems, and over 1,000 clients in 44 states at September 30, 2005.

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This press release contains forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  For a complete list of risks and uncertainties, please refer to the Risk Factor section of the Company’s Form 10-K/A for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

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ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(in thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005

Revenues	$109,760	$106,198	$324,887	$320,596

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	54,832	55,901	162,640	163,729
Selling, general and administrative expenses	11,549	11,747	35,469	37,110
Employment agreement costs	275	—	1,790	366
Severence and related costs	627	—	627	—
Depreciation expense	19,832	20,385	60,466	61,311
Amortization expense	885	937	2,640	2,719
Interest expense, net of interest income	11,192	9,117	32,620	27,686
Other (income) and expense, net	(473)	56	(600)	(331)
Total costs and expenses	98,719	98,143	295,652	292,590
Income before income taxes, minority interest expense, and earnings from unconsolidated investees	11,041	8,055	29,235	28,006
Income tax expense	4,701	3,494	7,227	11,795
Minority interest expense	524	550	1,956	1,506
Earnings from unconsolidated investees	(1,150)	(1,000)	(3,177)	(2,596)
Net income	$6,966	$5,011	$23,229	$17,301

Comprehensive income, net of taxes:
Net income	$6,966	$5,011	$23,229	$17,301
Unrealized (loss) gain on hedging transactions, net of taxes	(601)	1,450	(724)	3,051
Comprehensive income, net of taxes:	$6,365	$6,461	$22,505	$20,352

Earnings per common share:
Basic	$0.14	$0.10	$0.48	$0.35
Diluted	$0.14	$0.10	$0.48	$0.34

Weighted average number of shares of common stock and common stock equivalents:
Basic	48,344	49,517	48,169	49,313
Diluted	48,943	50,368	48,562	50,311

ALLIANCE IMAGING, INC.

ADJUSTED EBITDA (in thousands)

EBITDA represents earnings before interest expense, net of interest income; income taxes; depreciation expense and amortization expense.  Adjusted EBITDA represents EBITDA adjusted for non-cash stock-based compensation and minority interest expense.  Adjusted EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.  Adjusted EBITDA is included because the Company’s amended credit agreement uses a measure similar to this to calculate the Company’s compliance with covenants such as interest coverage ratio (as defined in Section 7.6A of the Company’s amended credit agreement) and leverage ratio (as defined in Section 7.6B of the Company’s amended credit agreement).  The Company’s failure to comply with these covenants could result in the amounts borrowed under these instruments, together with accrued interest and fees, becoming immediately due and payable.  If the Company is not able to refinance this debt when it becomes due, the Company could become subject to bankruptcy proceedings.  Per the credit agreement, the Company was required to maintain a minimum interest coverage ratio in excess of 2.25 to 1.00 and 2.50 to 1.00 for the quarters ended September 30, 2004 and 2005, respectively, and was required to maintain a maximum leverage ratio not to exceed 4.50 to 1.00 and 4.00 to 1.00 as of September 30, 2004 and 2005, respectively.  The Company was in compliance with these covenants for the quarters ended September 30, 2004 and 2005.  While Adjusted EBITDA is used to measure the Company’s compliance with its debt covenants, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

	3rd Quarter Ended September 30,		9 Months Ended September 30,
	2004	2005	2004	2005
Net income	$6,966	$5,011	$23,229	$17,301
Income tax expense	4,701	3,494	7,227	11,795
Interest expense, net of interest income	11,192	9,117	32,620	27,686
Amortization expense	885	937	2,640	2,719
Depreciation expense	19,832	20,385	60,466	61,311
Non-cash stock-based compensation (included in selling, general & administrative)	63	63	259	189
Minority interest expense	524	550	1,956	1,506
Adjusted EBITDA	$44,163	$39,557	$128,397	$122,507

Interest coverage ratio is defined under our credit agreement as the ratio of consolidated Adjusted EBITDA to   consolidated cash interest expense for the four fiscal quarter period ending on the last day of any fiscal quarter.  For the quarters ended September 30, 2004 and 2005, our interest coverage ratio was as follows:

	3rd Quarter Ended September 30,
	2004		2005
Last 12 months consolidated Adjusted EBITDA	$168,871		$161,991
Last 12 months consolidated cash interest expense	40,385		43,312
Interest coverage ratio	4.18	x	3.74	x

Consolidated leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated total debt as of that date to the consolidated adjusted EBITDA for the four fiscal quarters ending on that date.  As of September 30, 2004 and 2005, our consolidated leverage ratio was as follows:

	September 30, 2004		September 30, 2005
Consolidated total debt	$554,411		$548,314
Last 12 months consolidated Adjusted EBITDA	168,871		161,991
Leverage ratio	3.28	x	3.38	x

ALLIANCE IMAGING, INC.

SELECTED CONDENSED

CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	December 31,	September 30,
	2004	2005

Cash and cash equivalents	$20,721	$33,351
Accounts receivable, net	50,146	50,869
Total current assets	90,054	115,906
Equipment, net	353,511	339,690
Total assets	622,198	643,366
Total current liabilities	69,328	74,235
Long-term debt, including current maturities	575,664	548,314
Total stockholders’ deficit	(67,528)	(43,334)

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

	Third Quarter Ended September 30,
	2004	2005

MRI
Average number of total systems	336.3	328.3
Average number of scan-based systems	291.7	280.6
Scans per system per day (scan-based systems)	9.73	9.53
Total number of scan-based MRI scans	204,318	188,731
Price per scan	$360.26	$350.80

Scan-based MRI revenue (in millions)	$73.6	$66.2
Non-scan based MRI revenue (in millions)	6.3	6.5
Total MRI revenue (in millions)	$79.9	$72.7

PET and PET/CT
Average number of systems	49.9	52.2
Scans per system per day	4.87	5.45
Total number of PET and PET/CT scans	14,363	17,342
Price per scan	$1,406	$1,320

Total PET and PET/CT revenue (in millions)	$20.2	$23.0

Revenue breakdown (in millions)
Total MRI revenue	$79.9	$72.7
PET and PET/CT revenue	20.2	23.0
Other modalities and other revenue	9.7	10.5
Total revenues	$109.8	$106.2

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

MRI REVENUE GAP

(in millions)

The Company utilizes the MRI revenue gap as a statistical measure of its MRI client losses and new client contracts.  The MRI revenue gap is calculated by measuring the difference between (a) the quarterly MRI revenue run rate lost as a result of clients choosing to terminate contracts with the Company, excluding clients for which Alliance provides interim service and clients that the Company elects to terminate, and (b) projected quarterly new MRI revenue from new client contracts commencing service in the quarter.

The MRI revenue gap for the last eight calendar quarters and the last twelve month period ended September 30, 2005 is as follows:

	(a)	(b)
	Revenue	New	MRI
	Lost	Revenue	Revenue Gap
2003
Fourth Quarter	$(15.6)	$5.0	$(10.6)

2004
First Quarter	(3.4)	10.0	6.6
Second Quarter	(13.7)	10.1	(3.6)
Third Quarter	(11.0)	6.5	(4.5)
Fourth Quarter	(16.4)	5.9	(10.5)

2005
First Quarter	(9.4)	5.9	(3.5)
Second Quarter	(12.2)	8.8	(3.4)
Third Quarter	(14.2)	4.4	(9.8)

Last Twelve Months Ended September 30, 2005	$(52.2)	$25.0	$(27.2)